Exhibit 11

               Electronic Retailing Systems International, Inc.
                   Computation of Net Loss Per Common Share

                                          Three Months             Six Months
                                             Ended                   Ended
                                          June 30, 1999           June 30, 1999
                                          -------------           -------------


Net loss                                  ($ 8,534,000)           ($17,307,000)
                                          =============           =============
Weighted average common shares
 outstanding                                21,251,691              21,250,575
                                          =============           =============
Basic (loss) per common share                   ($0.40)                 ($0.81)
                                          =============           =============

Calculation of weighted average
 shares outstanding
-------------------------------

Shares issued and outstanding at
 December 31, 1998                          21,249,477              21,249,477

Issuance of shares pursuant to
 stock option plan                               2,244                   1,128
                                          -------------           -------------

Weighted average common shares
 outstanding                                21,251,691              21,250,575
                                          =============           =============


